Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 18, 2015, by and among CELLADON CORPORATION, a Delaware corporation (“Celladon”), CELLADON MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and EIGER BIOPHARMACEUTICALS, INC., a Delaware corporation (“Eiger”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Celladon and Eiger intend to effect a merger of Merger Sub into Eiger (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Eiger will become a wholly-owned subsidiary of Celladon.

B. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Directors of Celladon (i) has determined that the Merger is fair to, and in the best interests of, Celladon and its stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, the issuance of shares of Celladon Common Stock to the stockholders of Eiger pursuant to the terms of this Agreement, the change of control of Celladon, and the other actions contemplated by this Agreement, (iii) has approved the Reverse Split; and (iv) has determined to recommend that the stockholders of Celladon vote to approve the issuance of shares of Celladon Common Stock to the stockholders of Eiger pursuant to the terms of this Agreement, the change of control of Celladon, the Reverse Split and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of Eiger (i) has determined that the Merger is advisable and fair to, and in the best interests of, Eiger and its stockholders, (ii) has deemed advisable and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Eiger vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F. In order to induce Celladon to enter into this Agreement and to cause the Merger to be consummated, the officers, directors and stockholders of Eiger listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Celladon in the form substantially attached hereto as Exhibit B (the “Eiger Stockholder Support Agreements”).

G. In order to induce Eiger to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Celladon listed on Schedule B hereto are executing support agreements in favor of Eiger concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Celladon Stockholder Support Agreements”).

H. It is expected that within two (2) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Eiger Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and Eiger’s Certificate of Incorporation and Bylaws will execute and deliver an action by written consent adopting this Agreement, in a form reasonably acceptable to Celladon, in order to obtain the Required Eiger Stockholder Vote (each, an “Eiger Stockholder Written Consent” and collectively, the “Eiger Stockholder Written Consents”).

I. Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Celladon to enter into this Agreement, certain investors have executed the Subscription Agreement with Eiger pursuant to which such investors have agreed to purchase certain shares of Eiger Common Stock prior to the Closing in connection with the Eiger Pre-Closing Financing.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.	DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Eiger, and the separate existence of Merger Sub shall cease. Eiger will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Eiger will become a wholly-owned subsidiary of Celladon.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Celladon and Eiger may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Celladon and Eiger (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Celladon and Eiger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of Celladon shall be the Certificate of Incorporation of Celladon immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Celladon shall file one or more amendments to its Certificate of Incorporation to (i) change the name of Celladon to “Eiger Biopharmaceuticals, Inc.,” (ii) effect the Reverse Split to the extent applicable, and (iii) make such other changes as are mutually agreeable to Celladon and Eiger;

(c) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws;

(d) the directors and officers of Celladon, each to hold office in accordance with the Certificate of Incorporation and Bylaws of Celladon, shall be as set forth in Section 5.14; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Celladon as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.

1.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Celladon, Merger Sub, Eiger or any stockholder of Eiger:

(i) any shares of Eiger Common Stock or Eiger Preferred Stock held as treasury stock or held or owned by Eiger, Merger Sub or any Subsidiary of Eiger immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Eiger Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Celladon Common Stock equal to the Exchange Ratio.

(b) If any shares of Eiger Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Eiger, then the shares of Celladon Common Stock issued in exchange for such shares of Eiger Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Celladon Common Stock shall accordingly be marked with appropriate legends. Eiger shall take all actions that may be necessary to ensure that, from and after the Effective Time, Celladon is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Celladon Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Eiger Common Stock who would otherwise be entitled to receive a fraction of a share of Celladon Common Stock (after aggregating all fractional shares of Celladon Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Celladon Common Stock on The NASDAQ Global Market (or such other NASDAQ market on which the Celladon Common Stock then trades) on the date the Merger becomes effective.

(d) All Eiger Options outstanding immediately prior to the Effective Time under the 2009 Plan and all Eiger Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Celladon Common Stock or warrants to purchase Celladon Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Eiger Capital Stock or Celladon Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Eiger Common Stock, Eiger Preferred Stock, Eiger Options and Eiger Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Net Cash

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing, as agreed upon by Celladon and Eiger at least ten (10) calendar days prior to the Celladon Stockholders’ Meeting (the “Anticipated Closing Date”). Within five (5) calendar days following the Determination Date, Celladon shall deliver to Eiger a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Celladon’s good faith, estimated calculation of Net Cash (using an estimate of Celladon’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for Celladon’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Celladon’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Celladon). Celladon shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Eiger, available to Eiger and, if requested by Eiger, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after Celladon delivers the Net Cash Schedule (the “Response Date”), Eiger shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Celladon (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, (i) Eiger notifies Celladon in writing that it has no objections to the Net Cash Calculation or (ii) Eiger fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(d) If Eiger delivers a Dispute Notice on or prior to the Response Date, then Representatives of Celladon and Eiger shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) If Representatives of Celladon and Eiger are unable to negotiate an agreed-upon determination of Net Cash at the Determination Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Celladon and Eiger may mutually agree upon), then Celladon and Eiger shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Celladon shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash

Schedule, and Celladon and Eiger shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Eiger and Celladon shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Eiger and Celladon. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Celladon and Eiger in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Celladon shall reduce the Net Cash). If this Section 1.6(e) applies as to the determination of the Net Cash at the Determination Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if the Closing Date is more than ten (10) Business Days after the Anticipated Closing Date.

1.7 Closing of Eiger’s Transfer Books. At the Effective Time: (a) all shares of Eiger Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Eiger Common Stock and Eiger Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Eiger; and (b) the stock transfer books of Eiger shall be closed with respect to all shares of Eiger Common Stock and Eiger Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Eiger Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Eiger Common Stock, including any valid certificate representing any shares of Eiger Preferred Stock previously converted into shares of Eiger Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (an “Eiger Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Eiger Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Celladon and Eiger shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Celladon shall deposit with the Exchange Agent: (i) certificates representing the shares of Celladon Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Celladon Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) At or before the Effective Time, Eiger will deliver to Celladon a true, complete and accurate listing of all record holders of Eiger Stock Certificates at the Effective Time, including the number and class of shares of Eiger Capital Stock held by such record holder, and the number of shares of Celladon Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Eiger Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Celladon may reasonably specify (including a provision confirming that delivery of Eiger Stock Certificates shall be effected, and risk of loss and title to Eiger Stock Certificates shall pass, only upon delivery of such Eiger Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Eiger Stock Certificates in exchange for certificates representing Celladon Common Stock. Upon surrender of an Eiger Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Celladon: (A) the holder of such Eiger Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Celladon Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Celladon Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Eiger Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Eiger Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Celladon Common Stock (and cash in lieu of any fractional share of Celladon Common Stock). If any Eiger Stock Certificate shall have been lost, stolen or destroyed, Celladon may, in its discretion and as a condition precedent to the delivery of any shares of Celladon Common Stock, require the owner of such lost, stolen or destroyed Eiger Stock Certificate to provide an applicable affidavit with respect to such Eiger Stock Certificate and post a bond indemnifying Celladon against any claim suffered by Celladon related to the lost, stolen or destroyed Eiger Stock Certificate or any Celladon Common Stock issued in exchange therefor as Celladon may reasonably request.

(c) No dividends or other distributions declared or made with respect to Celladon Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Eiger Stock Certificate with respect to the shares of Celladon Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Eiger Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Eiger Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Celladon upon demand, and any holders of Eiger Stock Certificates who have not theretofore surrendered their Eiger Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Celladon for satisfaction of their claims for Celladon Common Stock, cash in lieu of fractional shares of Celladon Common Stock and any dividends or distributions with respect to shares of Celladon Common Stock.

(e) Each of the Exchange Agent, Celladon and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Eiger Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Eiger Stock Certificate or to any other Person with respect to any shares of Celladon Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Eiger Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Eiger Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Eiger Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Eiger Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) Eiger shall give Celladon prompt written notice of any demands by dissenting stockholders received by Eiger, withdrawals of such demands and any other instruments served on Eiger and any material correspondence received by Eiger in connection with such demands.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Eiger, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Eiger, in the name of Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2.	REPRESENTATIONS AND WARRANTIES OF EIGER

Eiger represents and warrants to Celladon and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Eiger to Celladon (the “Eiger Disclosure Schedule”). The Eiger Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the Eiger Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Eiger Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Eiger Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization; Etc.

(a) Eiger has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Eiger Disclosure Schedule; and neither Eiger nor any of the other Entities identified in Part 2.1(a) of the Eiger Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Eiger Disclosure Schedule. Eiger has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Eiger has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Eiger and the Eiger Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Eiger and the Eiger Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Eiger Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Eiger has delivered to Celladon accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Eiger and each Eiger Subsidiary. Part 2.2 of the Eiger Disclosure Schedule lists, and Eiger has delivered to Celladon, accurate and complete copies of: (a) the charters of all committees of Eiger’s board of directors; and (b) any code of conduct or similar policy adopted by Eiger or by the board of directors, or any committee of the board of directors, of Eiger. Neither Eiger nor any Eiger Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3 Capitalization, Etc.

(a) The authorized capital stock of Eiger as of the date of this Agreement consists of (i) 37,400,000 shares of Eiger Common Stock, par value $0.0001 per share, of which 3,130,665shares have been issued and are outstanding as of the date of this Agreement, and (ii) 30,787,500 shares of preferred stock, par value $0.0001 per share (the “Eiger Preferred Stock”), of which (A) 5,187,500 shares have been designated Series A Preferred Stock, 4,875,000 of which shares of Series A Preferred Stock are outstanding as of the date of this Agreement and (B) 25,600,000 shares have been designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 24,935,950 shares of which are issued and outstanding. Except as set forth in Part 2.3(a) of the Eiger Disclosure Schedule, the authorized capital stock of Eiger as of immediately prior to the Closing shall consist of (i) 68,000,000 shares of Eiger Common Stock, 59,271,433 shares of which will be issued and outstanding, (ii) warrants to purchase 590,241 shares of Eiger Common Stock and (iii) 30,787,500 shares of Eiger Preferred Stock, of which 5,187,500 shares will have been designated Series A Preferred Stock and 25,600,000 shares will have been designated Series A-1 Preferred Stock, none of which shares of Eiger Preferred Stock will be issued and outstanding. Eiger does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Eiger Common Stock and Eiger Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the Eiger Disclosure Schedule, none of the outstanding shares of Eiger Common Stock or Eiger Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Eiger Common Stock or Eiger Preferred Stock is subject to any right of first refusal in favor of Eiger. Except as contemplated herein or as set forth in Part 2.3(a) of the Eiger Disclosure Schedule, there is no Eiger Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Eiger Common Stock or Eiger Preferred Stock. Eiger is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Eiger Common Stock or other securities. Part 2.3(a) of the Eiger Disclosure Schedule accurately and completely lists all repurchase rights held by Eiger with respect to shares of Eiger Common Stock (including shares issued pursuant to the exercise of stock options) and Eiger Preferred Stock, and specifies each holder of Eiger Common Stock or Eiger Preferred Stock, the date of purchase of such Eiger Common Stock or Eiger Preferred Stock, the number of shares of Eiger Common Stock or Eiger Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Eiger Common Stock or Eiger Preferred Stock filed an election under Section 83(b) of the Code with respect to such Eiger Common Stock or Eiger Preferred Stock within thirty (30) days of purchase. Each share of Eiger Preferred Stock is convertible into one share of Eiger Common Stock.

(b) Except for the Eiger 2009 Equity Incentive Plan (the “2009 Plan”), and except as set forth in Part 2.3(b) of the Eiger Disclosure Schedule, Eiger does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Eiger has reserved 3,867,792 shares of Eiger Common Stock for issuance under the 2009 Plan. Of such reserved shares of Eiger Common Stock, 739,999 shares have been issued pursuant to the exercise of outstanding options, options to purchase 2,902,860 shares have been granted and are currently outstanding, and 224,933 shares of Eiger Common Stock remain available for future issuance pursuant to the 2009 Plan. Part 2.3(b) of the Eiger Disclosure Schedule sets forth the following information with respect to each Eiger Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Eiger Common Stock subject to such Eiger Option at the time of grant; (C) the number of shares of Eiger Common Stock subject to such Eiger Option as of the date of this Agreement; (D) the exercise price of such Eiger Option; (E) the date on which such Eiger Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such Eiger Option expires; and (H) whether such Eiger Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Eiger has made available to Celladon an accurate and complete copy of the 2009 Plan and forms of all stock option agreements approved for use thereunder. No vesting of Eiger Options will accelerate in connection with the closing of the Contemplated Transactions.

(c) Except for the outstanding Eiger Options as set forth in Section 2.3(b), for the warrants identified on Part 2.3(c) of the Eiger Disclosure Schedule (the “Eiger Warrants”) or as set forth on Part 2.3(c) of the Eiger Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Eiger or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Eiger or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Eiger or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Eiger or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Eiger or any of its Subsidiaries.

(d) All outstanding shares of Eiger Common Stock and Eiger Preferred Stock, as well as all options, warrants and other securities of Eiger, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Eiger has delivered to Celladon accurate and complete copies of all Eiger Warrants.

2.4 Financial Statements.

(a) Part 2.4(a) of the Eiger Disclosure Schedule includes true and complete copies of (i) Eiger’s audited consolidated balance sheets at December 31, 2013 and December 31, 2014, (ii) the Eiger Unaudited Interim Balance Sheet, (iii) Eiger’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2013 and December 31, 2014, and (iv) Eiger’s unaudited statements of income, cash flow and shareholders’ equity for the nine months ended September 30, 2015 (collectively, the “Eiger Financials”). The Eiger Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Eiger Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of Eiger and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of Eiger and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Eiger and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Part 2.4(c) of the Eiger Disclosure Schedule lists, and Eiger has delivered to Celladon accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Eiger or any of its Subsidiaries since January 1, 2010.

(d) Since January 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Eiger, Eiger’s Board of Directors or any committee thereof. Since January 1, 2010, neither Eiger nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Eiger and the Eiger Subsidiaries, (ii) any fraud, whether or not material, that involves Eiger’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Eiger and the Eiger Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Changes. Except as set forth on Part 2.5 of the Eiger Disclosure Schedule, between December 31, 2014 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a) there has not been any Eiger Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Eiger Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Eiger or any Eiger Subsidiary (whether or not covered by insurance);

(c) Eiger has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities except for the repurchase or reacquisition of shares pursuant to Eiger rights arising upon an individual’s termination as an employee, director or consultant;

(d) Eiger has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Eiger Common Stock issued upon the valid exercise of outstanding Eiger Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the Eiger Options identified in Part 2.3(b) of the Eiger Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for the Eiger Options identified in Part 2.3(b) of the Eiger Disclosure Schedule);

(e) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Eiger or any Eiger Subsidiary, and neither Eiger nor any Eiger Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) Eiger has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the 2009 Plan; (ii) any Eiger Option or any Contract evidencing or relating to any Eiger Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g) Neither Eiger nor any Eiger Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) Neither Eiger nor any Eiger Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $100,000;

(i) Neither Eiger nor any Eiger Subsidiary has changed any of its accounting methods, principles or practices;

(j) Neither Eiger nor any Eiger Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) Neither Eiger nor any Eiger Subsidiary has commenced or settled any Legal Proceeding;

(l) Neither Eiger nor any Eiger Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(m) Neither Eiger nor any Eiger Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n) there has been no entry into, amendment or termination of any Eiger Material Contract;

(o) there has been no (i) material change in pricing or royalties or other payments set or charged by Eiger or any Eiger Subsidiary to its customers or licensees, (ii) agreement by Eiger or any Eiger Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Eiger or any Eiger Subsidiary, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Eiger or any Eiger Subsidiary; and

(p) Neither Eiger nor any Eiger Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets. Each of Eiger and the Eiger Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Eiger Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Eiger or any Eiger

Subsidiary as being owned by Eiger or such Eiger Subsidiary. All of said assets are owned by Eiger or an Eiger Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Eiger Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Eiger or any Eiger Subsidiary; and (iii) liens listed in Part 2.6 of the Eiger Disclosure Schedule.

2.7 Real Property; Leasehold. Neither Eiger nor any Eiger Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Eiger Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8 Intellectual Property.

(a) Eiger, directly or through an Eiger Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Eiger IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have an Eiger Material Adverse Effect.

(b) Part 2.8(b) of the Eiger Disclosure Schedule is an accurate, true and complete listing of all Eiger Registered IP.

(c) Part 2.8(c) of the Eiger Disclosure Schedule accurately identifies (i) all Eiger IP Rights licensed to Eiger or any Eiger Subsidiary (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Eiger’s or any Eiger Subsidiary’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Eiger Contracts pursuant to which such Eiger IP Rights are licensed to Eiger or any Eiger Subsidiary; and (iii) whether the license or licenses granted to Eiger or any Eiger Subsidiary are exclusive or non-exclusive.

(d) Part 2.8(d)(i) of the Eiger Disclosure Schedule accurately identifies each Eiger Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Eiger IP Rights. Except as identified in Part 2.8(d)(ii) of the Eiger Disclosure Schedule, Eiger is not bound by, and no Eiger IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Eiger or any Eiger Subsidiary to use, exploit, assert or enforce any Eiger IP Rights anywhere in the world, in each case as would materially limit the business of Eiger.

(e) Except as identified in Part 2.8(e) of the Eiger Disclosure Schedule, to the Knowledge of Eiger, Eiger or one of its Subsidiaries exclusively owns all right, title, and interest to and in Eiger IP Rights (other than Eiger IP Rights (i) exclusively and non-exclusively licensed to Eiger or one of its Subsidiaries, as identified in Part 2.8(c) of the Eiger Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Eiger’s or any Eiger Subsidiary’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than those Encumbrances granted pursuant to the Eiger Contracts listed in Part 2.8(d) of the Eiger Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Eiger Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have an Eiger Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Eiger or any Eiger Subsidiary and who is or was involved in the creation or development of any Eiger IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Eiger or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Eiger and its Subsidiaries. To the Knowledge of Eiger and its Subsidiaries, no current or former stockholder, officer, director, or employee of Eiger or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Eiger IP Rights. To the Knowledge of Eiger and its Subsidiaries, no employee of Eiger or any or any Eiger Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Eiger or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Eiger IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Eiger IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Eiger IP Rights in which Eiger or any of its Subsidiaries has an ownership interest.

(iv) Eiger and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Eiger or such Subsidiary holds, or purports to hold, as a trade secret.

(v) Neither Eiger nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Eiger IP Rights to any other Person.

(vi) To the Knowledge of Eiger and its Subsidiaries, the Eiger IP Rights constitute all Intellectual Property necessary for Eiger and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f) Eiger has delivered, or made available to Celladon, a complete and accurate copy of all Eiger IP Rights Agreements. Neither Eiger nor any Eiger Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Eiger IP Rights or impair the right of Eiger or the Surviving Corporation and its Subsidiaries to use, sell or license any Eiger IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in an Eiger Material Adverse Effect. With respect to each of the Eiger IP Rights Agreements: (i) each such agreement is valid and binding on Eiger or its Subsidiaries, as applicable, and in full force and effect; (ii) Eiger has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Eiger nor its Subsidiaries, and to the Knowledge of Eiger, no other party to any such agreement, is in breach or default thereof in any material respect.

(g) The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Eiger or any of its Subsidiaries (i) does not violate any license or agreement between Eiger or its Subsidiaries and any third party, and, to the Knowledge of Eiger and its Subsidiaries, (ii) does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have an Eiger Material Adverse Effect. Eiger has disclosed in correspondence to Celladon the third-party patents and patent applications found during all freedom to operate searches that were conducted by Eiger or its Subsidiaries related to any product or technology currently licensed or sold or under development by Eiger or its Subsidiaries. To the Knowledge of Eiger and its Subsidiaries, no third party is infringing upon, or violating any license or agreement with Eiger or its Subsidiaries relating to, any Eiger IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Eiger IP Rights, nor has Eiger or any of its Subsidiaries received any written notice asserting that any Eiger IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h) Each item of Eiger IP Rights that is Eiger Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Eiger Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have an Eiger Material Adverse Effect.

(i) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Eiger or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Eiger or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Eiger or any of its Subsidiaries in accordance with GAAP.

(j) Except as set forth in the Contracts listed on Parts 2.8(c) or 2.8(d) of the Eiger Disclosure Schedule, (i) neither Eiger nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Eiger nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

2.9 Agreements, Contracts and Commitments. Part 2.9 of the Eiger Disclosure Schedule identifies, except for Eiger Contracts set forth in Part 2.13 of the Eiger Disclosure Schedule:

(a) each Eiger Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Eiger Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Eiger or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Eiger’s, Eiger’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c) each Eiger Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Eiger Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Eiger and any of its respective officers or directors;

(e) each Eiger Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Eiger, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f) each Eiger Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) each Eiger Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Eiger Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Eiger or any Eiger Subsidiary or any loans or debt obligations with officers or directors of Eiger;

(i) each Eiger Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Eiger (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Eiger or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Eiger or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Eiger or such Eiger Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Eiger product, service or technology or any Contract currently in force to sell, distribute or commercialize any Eiger products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each Eiger Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Eiger in connection with the Contemplated Transactions; or

(k) any other agreement, contract or commitment (i) which involves payment or receipt by Eiger or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Eiger and its Subsidiaries.

Eiger has delivered to Celladon accurate and complete (except for applicable redactions thereto) copies of all Eiger Material Contracts, including all amendments thereto. There are no Eiger Material Contracts that are not in written form. Except as set forth on Part 2.9 of the Eiger Disclosure Schedule, neither Eiger nor any of its Subsidiaries has, nor to Eiger’s Knowledge, as of the date of this Agreement has any other party to an Eiger Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Eiger or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, an “Eiger Material Contract”) in such manner as would permit any other party to cancel or terminate any such Eiger Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Eiger Material Adverse Effect. As to Eiger and its Subsidiaries, as of the date of this Agreement, each Eiger Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from Eiger, any Eiger Subsidiary, the Surviving Corporation or Celladon to any Person under any Eiger Contract or give any Person the right to terminate or alter the provisions of any Eiger Contract. No Person is renegotiating, or has a right pursuant to the terms of any Eiger Material Contract to change, any material amount paid or payable to Eiger under any Eiger Material Contract or any other material term or provision of any Eiger Material Contract.

2.10 Liabilities. As of the date hereof, neither Eiger nor any Eiger Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Eiger Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Eiger or its Subsidiaries since the date of the Eiger Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Eiger or any Eiger Subsidiary under Eiger Contracts, including the reasonably expected performance of such Eiger Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with this Agreement and the Subscription Agreement; and (e) Liabilities listed in Part 2.10 of the Eiger Disclosure Schedule.

2.11 Compliance; Permits; Restrictions.

(a) Eiger and each Eiger Subsidiary are, and since January 1, 2010 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Eiger, threatened against Eiger or any Eiger Subsidiary, nor has any Governmental Body or authority indicated to Eiger an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Eiger or any Eiger Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Eiger or any Eiger Subsidiary, any acquisition of material property by Eiger or any Eiger Subsidiary or the conduct of business by Eiger or any Eiger Subsidiary as currently conducted, (ii) may have an adverse effect on Eiger’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Eiger and the Eiger Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Eiger (the “Eiger Permits”) as currently conducted. Part 2.11(b) of the Eiger Disclosure Schedule identifies each Eiger Permit. Each of Eiger and each Eiger Subsidiary is in material compliance with the terms of the Eiger Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Eiger, threatened, which seeks to revoke, limit, suspend, or materially modify any Eiger Permit. The rights and benefits of each material Eiger Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Eiger and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or threatened with respect to an alleged violation by Eiger or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Eiger and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Eiger or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Eiger Product Candidates”) (collectively, the “Eiger Regulatory Permits”), and no such Eiger Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Eiger and each Eiger Subsidiary is in compliance in all material respects with the Eiger Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Eiger Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Eiger Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the Eiger Disclosure Schedule, Eiger has made available to Celladon all information requested by Celladon in Eiger’s or its Subsidiaries’ possession or control relating to the Eiger Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Eiger Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Eiger or its Subsidiaries or in which Eiger or its Subsidiaries or their respective current products or product candidates, including the Eiger Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2010, neither Eiger nor any of its Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Eiger threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Eiger or any of its Subsidiaries or in which Eiger or any of its Subsidiaries or their respective current products or product candidates, including the Eiger Product Candidates, have participated.

(f) Neither Eiger nor any of the Eiger Subsidiaries is the subject of any pending, or to the Knowledge of Eiger or the Eiger Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Eiger or any of the Eiger Subsidiaries, neither Eiger nor any of the Eiger Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Eiger, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Eiger, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Eiger, any Eiger Subsidiary or any of their respective officers, employees or agents.

2.12 Tax Matters.

(a) Eiger and each Eiger Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Eiger nor any Eiger Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Eiger or any Eiger Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Eiger or any Eiger Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Eiger and any Eiger Subsidiary have been reserved for on the Eiger Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Eiger Unaudited Interim Balance Sheet, neither Eiger nor any Eiger Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Eiger and each Eiger Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Eiger’s Unaudited Interim Balance Sheet) upon any of the assets of Eiger or any Eiger Subsidiary.

(e) No material deficiencies for Taxes with respect to Eiger or any Eiger Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Eiger or any Eiger Subsidiary. No issues relating to Taxes of Eiger or any Eiger Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Eiger has delivered or made available to

Celladon complete and accurate copies of all federal income Tax and all other material Tax Returns of Eiger and each Eiger Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Eiger and each Eiger Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither Eiger nor any Eiger Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Eiger or any Eiger Subsidiary as of the date hereof are set forth on Schedule 2.12(f). Neither Eiger nor any Eiger Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Eiger or any Eiger Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Neither Eiger nor any Eiger Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Eiger nor any Eiger Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Eiger nor any Eiger Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Eiger) for federal, state, local or foreign Tax purposes. Neither Eiger nor any Eiger Subsidiary has any Liability for the Taxes of any Person (other than Eiger and any Eiger Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Neither Eiger nor any Eiger Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Eiger nor any Eiger Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l) Neither Eiger nor any Eiger Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Eiger, other arrangement or contract which is treated as a partnership for Tax purposes.

(m) Neither Eiger nor any Eiger Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Neither Eiger nor any Eiger Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Eiger and Eiger Subsidiary employees is terminable by Eiger or the applicable Eiger Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Eiger has made available to Celladon accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Eiger Associates to the extent currently effective and material.

(b) To the Knowledge of Eiger, no officer or Key Employee of Eiger or any Eiger Subsidiary intends to terminate his or her employment with Eiger or the applicable Eiger Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c) Neither Eiger nor any Eiger Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Eiger, seeking to represent any employees of Eiger or any Eiger Subsidiary.

(d) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Eiger or any Eiger Subsidiary.

(e) Neither Eiger nor any Eiger Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Eiger, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Eiger Associate, including charges of unfair labor practices or discrimination complaints. Part 2.13(e) of the Eiger Disclosure Schedule lists all written and all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Eiger or any Eiger Subsidiary (or any trade or business (whether or not incorporated) which is an Eiger Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Eiger, any Eiger Subsidiary or any Eiger Affiliate, or under which Eiger or any Eiger Subsidiary or any Eiger Affiliate has any current or may incur liability after the date hereof (each, an “Eiger Employee Plan”).

(f) With respect to Eiger Options granted pursuant to the 2009 Plan, (i) each Eiger Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Eiger Option was duly authorized no later than the date on which the grant of such Eiger Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of Eiger (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Eiger Option grant was made in accordance with the terms of the 2014 Plan and all other applicable laws and regulatory rules or requirements and (iv) the per share exercise price of each Eiger Option was equal to the fair market value of a share of Eiger Common Stock on the applicable Grant Date.

(g) Each Eiger Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Eiger, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Eiger Employee Plan or the exempt status of any related trust.

(h) Each Eiger Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA.

(i) Neither Eiger nor any Eiger Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Eiger nor any Eiger Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Eiger Employee Plan subject to ERISA and neither Eiger nor any Eiger Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Eiger Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Eiger nor any Eiger Subsidiary or Eiger Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Eiger Employee Plan is a Multiemployer Plan, and neither Eiger nor any Eiger Subsidiary or Eiger Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(k) No Eiger Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Eiger Employee Plan qualified under Section 401(a) of the Code.

(l) Neither Eiger nor any Eiger Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Eiger, no payment pursuant to any Eiger Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to Eiger or any Eiger Subsidiary, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) Eiger and each of its Subsidiaries has complied with all state and federal laws applicable to employees, including COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Eiger and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Eiger nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(o) Eiger and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Eiger or any of its Subsidiaries relating to any employee, employment agreement or Eiger Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Eiger, any of its Subsidiaries, any Eiger trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Eiger nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(p) Part 2.13(p) of the Disclosure Schedule lists all liabilities of Eiger or any of its Subsidiaries to any employee that result from the termination by Eiger or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of Eiger, or a combination thereof. Neither Eiger nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Neither Eiger nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Eiger or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(q) With respect to each Eiger Employee Plan, Eiger has made available to Celladon a true and complete copy of, to the extent applicable, (i) such Eiger Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Eiger Employee Plan, (iv) the most recent summary plan description for each Eiger Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Eiger, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Eiger Employee Plan.

2.14 Environmental Matters. Eiger and each Eiger Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Eiger of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Eiger nor any Eiger Subsidiary has received since January 1, 2010 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Eiger or any Eiger Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Eiger, there are no circumstances that may prevent or interfere with Eiger’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Eiger: (i) no current or prior owner of any property leased or controlled by Eiger or any of its Subsidiaries has received since January 1, 2010 any written notice or other communication relating to property owned or leased at any time by Eiger or any of its

Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Eiger or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

2.15 Insurance.

(a) Eiger has delivered to Celladon accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Eiger and each Eiger Subsidiary. Each of such insurance policies is in full force and effect and Eiger and each Eiger Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2010, neither Eiger nor any Eiger Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Eiger or any Eiger Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Eiger and each Eiger Subsidiary is accurate and complete. Eiger and each Eiger Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Eiger or any Eiger Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Eiger or any Eiger Subsidiary of its intent to do so.

(b) Eiger has delivered to Celladon accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Eiger and each Eiger Subsidiary as of the date of this Agreement (the “Existing Eiger D&O Policies”). Part 2.15(b) of the Eiger Disclosure Schedule accurately sets forth the most recent annual premiums paid by Eiger and each Eiger Subsidiary with respect to the Existing Eiger D&O Policies.

2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Eiger, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Eiger or any of its Subsidiaries, any Eiger Associate (in his or her capacity as such) or any of the material assets owned or used by Eiger or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Eiger, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Eiger or any Eiger Subsidiary, or any of the material assets owned or used by Eiger or any Eiger Subsidiary, is subject. To the Knowledge of Eiger, no officer or other Key Employee of Eiger or any Eiger Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Eiger or any Eiger Subsidiary or to any material assets owned or used by Eiger or any Eiger Subsidiary.

2.17 Authority; Binding Nature of Agreement. Eiger and each Eiger Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Eiger (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of Eiger and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Eiger Common Stock and Eiger Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by Eiger’s stockholders in connection with the solicitation of the Required Eiger Stockholder Vote. This Agreement has been duly executed and delivered by Eiger and, assuming the due authorization, execution and delivery by Celladon, constitutes the legal, valid and binding obligation of Eiger, enforceable against Eiger in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Eiger Stockholder Support Agreements, the Board of Directors of Eiger approved the Eiger Stockholder Support Agreements and the transactions contemplated thereby.

2.18 Inapplicability of Anti-takeover Statutes. The Board of Directors of Eiger has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Eiger Stockholder Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Eiger Stockholder Support Agreements or any of the other Contemplated Transactions.

2.19 Vote Required. The affirmative vote of (i) a majority of the shares of Eiger Preferred Stock and Common Stock, voting together as a single class; (ii) at least 60% of the shares of Eiger Preferred Stock, and (iii) a majority of the shares of Eiger Common Stock, voting together as a single class, in each case, as outstanding on the record date for the Eiger Stockholder Written Consent and entitled to vote thereon (the “Required Eiger Stockholder Vote”), is the only vote of the holders of any class or series of Eiger Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the matters set forth in Section 5.2(a).

2.20 Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Eiger Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Eiger, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Eiger, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Eiger;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Eiger or its Subsidiaries, or any of the assets owned or used by Eiger or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Eiger or its Subsidiaries or that otherwise relates to the business of Eiger or its Subsidiaries or to any of the assets owned or used by Eiger or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Eiger Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Eiger Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Eiger Contract; (iii) accelerate the maturity or performance of any Eiger Contract; or (iv) cancel, terminate or modify any term of any Eiger Contract, except, in the case of any Eiger Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Eiger Contracts, any breach, default, penalty or modification that would not result in an Eiger Material Adverse Effect or default;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Eiger or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Eiger); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Eiger or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.20 of the Eiger Disclosure Schedule under any Eiger Contract, (ii) the approval of this Agreement and the Contemplated Transactions by Eiger’s stockholders, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Eiger nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21 Bank Accounts; Receivables.

(a) Part 2.21(a) of the Eiger Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Eiger or any Eiger Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of November 3, 2015 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Eiger or any Eiger Subsidiary (including those accounts receivable reflected on the Eiger Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Eiger Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Eiger or any Eiger Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Eiger Unaudited Interim Balance Sheet.

2.22 No Financial Advisor. Except as set forth on Part 2.22 of the Eiger Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Eiger or any of its Subsidiaries.

2.23 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither Eiger nor, to the Knowledge of Eiger, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Eiger Pre-Closing Financing, or the transactions contemplated by the Subscription Agreement, other than as set forth in the Subscription Agreement. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Eiger and, to the Knowledge of Eiger, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Eiger or, to the Knowledge of Eiger, any other party thereto, under the Subscription Agreement. To the Knowledge of Eiger as of the date hereof, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Eiger Pre-Closing Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Article 5 of the Subscription Agreement. To the Knowledge of Eiger as of the date hereof, the Eiger Pre-Closing Financing will be made available to Eiger prior to the consummation of the Merger.

2.24 Disclosure. The information supplied by Eiger and each Eiger Subsidiary for inclusion in the Proxy Statement/Prospectus/Information Statement (including any Eiger Financials) will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

Section 3.	REPRESENTATIONS AND WARRANTIES OF CELLADON AND MERGER SUB

Celladon and Merger Sub represent and warrant to Eiger as follows, except as set forth in the written disclosure schedule delivered by Celladon to Eiger (the “Celladon Disclosure Schedule”). The Celladon Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Celladon Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Celladon Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Celladon Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Etc.

(a) Other than Merger Sub, Celladon has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Celladon has not agreed, nor is obligated to make nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Celladon has not been, at any time, a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Celladon is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Celladon is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Celladon Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Celladon has delivered to Eiger accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Celladon. Part 3.2 of the Celladon Disclosure Schedule lists, and Celladon has delivered to Eiger, accurate and complete copies of: (a) the charters of all committees of Celladon’s board of directors; and (b) any code of conduct or similar policy adopted by Celladon or by the board of directors, or any committee of the board of directors, of Celladon. Celladon has not taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Celladon consists of (i) 200,000,000 shares of Celladon Common Stock, par value $0.001 per share, of which 23,916,021 shares were issued and outstanding as of October 31, 2015 (the “Capitalization Date”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Celladon does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Celladon Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Celladon Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Celladon Common Stock is subject to any right of first refusal in favor of Celladon, other than early exercise rights and rights of repurchases in favor of Celladon with respect to such early exercise rights. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Celladon Disclosure Schedule, there is no Celladon Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Celladon Common Stock. Celladon is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Celladon Common Stock or other securities. Part 3.3(a)(ii) of the Celladon Disclosure Schedule accurately and completely describes all repurchase rights held by Celladon with respect to shares of Celladon Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the Celladon 2013 Employee Stock Purchase Plan, the Celladon 2013 Equity Incentive Plan, the Celladon 2012 Equity Incentive Plan and the Celladon 2001 Stock Option Plan (collectively, the “Celladon Stock Plans”), or except as set forth on Part 3.3(b) of the Celladon Disclosure Schedule, Celladon does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(b) of the Celladon Disclosure Schedule sets forth the aggregate number of Celladon Options outstanding and a weighted average exercise price of such options. Celladon has made available to Eiger accurate and complete copies of all stock option plans pursuant to which Celladon has ever granted stock options, the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of the Celladon Stock Plans and any amendments thereto.

(c) Except for the outstanding Celladon Options as set forth in Section 3.3(b), for the warrants identified in Celladon’s most recent Quarterly Report on Form 10-Q filed with the SEC as of the date hereof (the “Celladon Warrants”) or as set forth on Part 3.3(c) of the Celladon Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Celladon or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Celladon or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Celladon or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Celladon or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Celladon.

(d) All outstanding shares of Celladon Common Stock and options, warrants and other securities of Celladon have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as identified on Part 3.3(c) of the Celladon Disclosure Schedule, there are no Warrants to purchase capital stock of Celladon outstanding on the date of this Agreement.

3.4 SEC Filings; Financial Statements.

(a) Celladon has made available to Eiger accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Celladon with the SEC since January 1, 2014 (the “Celladon SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4(a) of the Celladon Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Celladon or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Celladon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Celladon’s Knowledge, as of the time they were filed, none of the Celladon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Celladon SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Celladon SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Celladon as of the respective dates thereof and the results of operations and cash flows of Celladon for the periods covered thereby. Other than as expressly disclosed in the Celladon SEC Documents filed prior to the date hereof, there has been no material change in Celladon’s accounting methods or principles that would be required to be disclosed in Celladon’s financial statements in accordance with GAAP. The books of account and other financial records of Celladon and each of its Subsidiaries are true and complete in all material respects.

(c) Celladon’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of Celladon, “independent” with respect to Celladon within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Celladon, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) From January 1, 2010, through the date hereof, Celladon has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Celladon Common Stock on the NASDAQ Global Market. Celladon has not disclosed any unresolved comments in its SEC Documents.

(e) Since January 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Celladon, Celladon’s Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Celladon is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NASDAQ Global Market.

(g) Celladon maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Celladon maintains records that in reasonable detail accurately and fairly reflect Celladon’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and Celladon’s Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Celladon’s assets that could have a material effect on Celladon’s financial statements. Celladon has evaluated the effectiveness of Celladon’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Celladon SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Celladon has disclosed to Celladon’s auditors and the Audit Committee of Celladon’s Board of Directors (and made available to Eiger a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Celladon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Celladon’s internal control over financial reporting. Except as disclosed in the Celladon SEC Documents filed prior to the date hereof, Celladon has not identified any material weaknesses in the design or operation of Celladon’s internal control over financial reporting. Since December 31, 2014, there have been no material changes in Celladon’s internal control over financial reporting.

(h) Celladon’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Celladon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Celladon’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.5 Absence of Changes. Except as set forth on Part 3.5 of the Celladon Disclosure Schedule, between September 30, 2015 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a) there has not been any Celladon Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Celladon Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Celladon (whether or not covered by insurance);

(c) Celladon has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) Celladon has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Celladon Common Stock issued upon the valid exercise of outstanding Celladon Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Celladon Options identified in Part 3.3(b) of the Celladon Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Celladon has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Celladon Stock Plans; (ii) any Celladon Option or any Contract evidencing or relating to any Celladon Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Celladon, and Celladon has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) Celladon has not formed any Subsidiary (other than Merger Sub) or acquired any equity interest or other interest in any other Entity;

(h) Celladon has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness for borrowed money; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $50,000 individually or $100,000 in the aggregate;

(i) Celladon has not, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Celladon Employee Plan; (ii) caused or permitted any Celladon Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) Celladon has not made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) Celladon has not commenced or settled any Legal Proceeding;

(l) Celladon has not entered into any material transaction outside the Ordinary Course of Business;

(m) Celladon has not acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(n) there has been no entry into, amendment or termination of any Celladon Material Contract;

(o) there has been no (i) material change in pricing or royalties or other payments set or charged by Celladon to its customers or licensees, (ii) agreement by Celladon to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to any of Celladon, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Celladon; and

(p) Celladon has not negotiated, agreed or committed to take any of the actions referred to in clauses”(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

3.6 Intellectual Property.

(a) Celladon owns, or has the right to use, all Intellectual Property listed on Part 3.6(a) of the Celladon Disclosure Schedule (“Celladon IP Rights”), except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Celladon Material Adverse Effect.

(b) Part 3.6(b) of the Celladon Disclosure Schedule is an accurate, true and complete listing of all Celladon Registered IP.

(c) Celladon has delivered, or made available to Eiger, a complete and accurate copy of all Celladon IP Rights Agreements. Celladon is not a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Celladon IP Rights or impair the right of Celladon or the Surviving Corporation to use, sell or license any Celladon IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Celladon Material Adverse Effect. With respect to each of the Celladon IP Rights Agreements: (i) each such agreement is valid and binding on Celladon and in full force and effect; (ii) Celladon has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Celladon nor, to the Knowledge of Celladon, any other party to such agreement is in breach or default thereof in any material respect.

(d) Except as set forth on Part 3.6(d) of the Celladon Disclosure Schedule, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Celladon violates any license or agreement between Celladon and any third party or to the Knowledge of Celladon, infringes or misappropriates any valid Intellectual Property right of any other party, which violation, infringement or misappropriation would reasonably be expected to have a Celladon Material Adverse Effect. Celladon has disclosed in correspondence to Eiger the third-party patents and patent applications found during all freedom to operate searches that were conducted by Celladon related to any product or technology currently under development by Celladon. To the Knowledge of Celladon, no third party is infringing upon, or violating any license or agreement with Celladon or relating to, any Celladon IP Rights.

(e) There is no current or pending challenge, claim or Legal Proceeding (including any opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Celladon IP Rights, nor has Celladon received any written notice asserting that any Celladon IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(f) To the Knowledge of Celladon, (i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Celladon conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person and (ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Celladon has or purports to have an ownership interest has been impaired.

(g) Except as may be set forth in the Contracts listed on Part 3.6(g) of the Celladon Disclosure Schedule (i) Celladon is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Celladon has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

3.7 Agreements, Contracts and Commitments. Part 3.7 of the Celladon Disclosure Schedule identifies:

(a) each Celladon Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Celladon Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Celladon on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Celladon’s ability to terminate employees at will;

(c) each Celladon Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Celladon Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Celladon and any of its officers or directors;

(e) each Celladon Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Celladon or the Surviving Corporation to engage in any line of business or compete with any Person;

(f) each Celladon Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) each Celladon Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Celladon Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Celladon or any loans or debt obligations with officers or directors of Celladon;

(i) each Celladon Contract relating to the following if currently in force and if the obligations of Celladon under such Celladon Contract after the date of this Agreement are in excess of $50,000 in the aggregate (except that no dollar threshold shall apply to any Celladon Contract that, to the Knowledge of Celladon, includes most favored pricing arrangements, exclusivity provisions, non-competition, non-solicitation or other similar limitations which could adversely affect or apply to the conduct of current clinical development programs or other operations of Eiger following the Closing (except the business of Celladon as conducted prior to the date hereof)): (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Celladon; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Celladon has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Celladon has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Celladon; or (iv) any Contract to license any third party to manufacture or produce any product, service or technology of Celladon or any Contract to sell, distribute or commercialize any products or service of Celladon, except agreements in the Ordinary Course of Business;

(j) each Celladon Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Celladon in connection with the Contemplated Transactions; or

(k) any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Celladon and (i) which involves payment or receipt by Celladon after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (ii) that is material to the business or operations of Celladon.

Celladon has delivered or made available to Eiger accurate and complete (except for applicable redactions thereto) copies of all Celladon Material Contracts, including all amendments thereto. There are no Celladon Material Contracts that are not in written form. Except as set forth on Part 3.7 of the Celladon Disclosure Schedule, neither Celladon nor, to the Knowledge of Celladon, as of the date of this Agreement, any other party to a Celladon Material Contract (as defined below) has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Celladon is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “Celladon Material Contract”) in such manner as would permit any other party to seek damages which would reasonably be expected to have a Celladon Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Celladon or the Surviving Corporation to any Person under any Celladon Contract.

3.8 Liabilities. As of the date hereof, Celladon has no Liability except for: (i) Liabilities identified as such in the Celladon Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Celladon since the date of the Celladon Unaudited Interim Balance Sheet in the Ordinary Course of Business; (iii) Liabilities for performance in the Ordinary Course of Business of obligations of Celladon under Celladon Contracts, including the reasonably expected performance of such Celladon Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (iv) Liabilities described in Part 3.8 of the Celladon Disclosure Schedule; and (v) Liabilities incurred in connection with the Contemplated Transactions.

3.9 Compliance; Permits; Restrictions.

(a) Celladon since January 1, 2010 has complied in all material respects with, is not in material violation of, and has not received any written notices of alleged or actual material violation with respect to, any foreign, federal, state or local statute, law or regulation, including all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Celladon, threatened against Celladon, nor has any Governmental Body or authority indicated to Celladon an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Celladon which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Celladon, any acquisition of material property by Celladon or the conduct of business by Celladon as currently conducted and planned to be conducted, (ii) may have an adverse effect on Celladon’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Celladon holds all Governmental Authorizations which are material to the operation of its business (collectively, the “Celladon Permits”) as currently conducted and planned to be conducted. Part 3.9(b) of the Celladon Disclosure Schedule identifies each Celladon Permit. Celladon is in material compliance with the terms of the Celladon Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Celladon, threatened, which seeks to revoke, limit, suspend, or materially modify any Celladon Permit. The rights and benefits of each material Celladon Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Celladon as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Celladon, threatened with respect to an alleged material violation by Celladon of the FDCA, FDA regulations adopted thereunder, or any other similar Legal Requirements promulgated by a Drug Regulatory Agency.

(d) Celladon holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of its business as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “Celladon Product Candidates”) (the “Celladon Regulatory Permits”) and no such Celladon Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Celladon has not received any written notice or other written communication from any Drug Regulatory Agency regarding any revocation, withdrawal, suspension, cancellation, termination or material modification of any Celladon Regulatory Permit. Except for the information and files identified in Part 3.9(d) of the Celladon Disclosure Schedule, Celladon has made available to Eiger all information in its possession or control relating to the Celladon Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Celladon Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Celladon or in which Celladon or its products or product candidates have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Celladon is not the subject of any pending, or to the Knowledge of Celladon, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Celladon, Celladon has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and

any amendments thereto. None of Celladon or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Celladon, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Celladon or any of its officers, employees or agents.

3.10 Tax Matters.

(a) Celladon has timely filed all federal income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by an authority in a jurisdiction where Celladon does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Celladon on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Celladon have been reserved for on the Celladon Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Celladon Unaudited Interim Balance Sheet, Celladon has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Celladon has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Celladon’s Unaudited Interim Balance Sheet) upon any of the assets of Celladon.

(e) No material deficiencies for Taxes with respect to Celladon have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Celladon. No issues relating to Taxes of Celladon were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Celladon has delivered or made available to Eiger complete and accurate copies of all federal income Tax and all other material Tax Returns of Celladon for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Celladon with respect to federal income Tax and all other material Taxes. Celladon has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Celladon as of the date hereof are set forth on Schedule 3.10(f). Celladon (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Celladon; (ii) has not agreed, or is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, or is not required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired or doesn’t own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made or will not make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has not made any of the foregoing elections or is not required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Celladon has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Celladon is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Celladon has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Celladon) for federal, state, local or foreign Tax purposes. Celladon has no Liability for the Taxes of any Person (other than Celladon) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j) Celladon has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Celladon is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Celladon, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Celladon will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Celladon has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Celladon has not taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11 Employee and Labor Matters; Benefit Plans.

(a) The employment of Celladon’s employees is terminable by Celladon at will (or otherwise in accordance with general principles of wrongful termination law). Celladon has made available to Eiger accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Celladon Associates to the extent currently effective and material.

(b) Celladon is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Celladon, seeking to represent any employees of Celladon.

(c) Part 3.11(c) of the Celladon Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Celladon (or any trade or business (whether or not incorporated) which is a Celladon Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Celladon, or any Celladon Affiliate, or under which Celladon or any Celladon Affiliate has incurred or may incur any liability (each, an “Celladon Employee Plan”). Part 3.11(c) of the Celladon Disclosure Schedule sets forth all amounts owed to any employee or consultant of Celladon, under any severance arrangement with Celladon, as a result of the consummation of the Merger or the Contemplated Transactions.

(d) With respect to each Celladon Employee Plan, Celladon has made available to Eiger a true and complete copy of, to the extent applicable, (i) such Celladon Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Celladon Employee Plan, (iv) the most recent summary plan description for each Celladon Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Celladon, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Celladon Employee Plan.

(e) Each Celladon Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Celladon, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Celladon Employee Plan or the exempt status of any related trust.

(f) Each Celladon Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA.

(g) No Celladon Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Celladon nor any Celladon Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Celladon Employee Plan is a Multiemployer Plan, and neither Celladon nor any Celladon Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Celladon Employee Plan is a Multiple Employer Plan.

(h) No Celladon Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between Celladon and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Celladon Employee Plan qualified under Section 401(a) of the Code.

(i) With respect to Celladon Options granted pursuant to the Celladon Stock Plans, (i) each Celladon Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Celladon Option was duly authorized no later than the date on which the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Celladon (or a duly constituted and authorized committee thereof or, as applicable, an officer of Celladon duly authorized and designated under the applicable Celladon Stock Plan and in accordance with applicable laws) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Celladon Option grant was made in accordance with the terms of the Celladon Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market and any other exchange on which Celladon securities are traded, (iv) the per share exercise price of each Celladon Option was equal to the fair market value of a share of Celladon Common Stock on the applicable Grant Date and (v) each such Celladon Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Celladon and disclosed in Celladon filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable laws. Celladon has not knowingly granted, and there is no and has been no policy or practice of Celladon of granting, Celladon Options prior to, or otherwise coordinate the grant of Celladon Options with, the release or other public announcement of material information regarding Celladon or its results of operations or prospects.

(j) To the Knowledge of Celladon, no Celladon Options, stock appreciation rights or other equity-based awards issued or granted by Celladon are subject to the requirements of Code Section 409A. To the Knowledge of Celladon, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Celladon makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of Celladon will be, subject to the penalties of Code Section 409A(a)(1).

(k) Celladon is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(l) Celladon has complied with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. Celladon has no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(m) Celladon is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Celladon relating to any employee, employment agreement or Celladon Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Celladon or any Celladon trustee under any worker’s compensation policy or long-term disability policy. Celladon is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Part 3.11(m) of the Disclosure Schedule lists all liabilities of Celladon to any of its employees that result from the termination by Celladon of such employee’s employment or provision of services, a change of control of Celladon, or a combination thereof. Celladon has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Celladon has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Celladon prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Celladon. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) Celladon is not, nor has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Celladon, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Celladon Associate, including charges of unfair labor practices or discrimination complaints.

(p) There is no contract, agreement, plan or arrangement to which Celladon or any Celladon Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(q) Celladon is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

3.12 Environmental Matters. Celladon is in compliance with all applicable Environmental Laws, which compliance includes the possession by Celladon of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Celladon has not received since January 1, 2010 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Celladon is not in compliance with any Environmental Law, and, to the Knowledge of Celladon, there are no circumstances that may prevent or interfere with Celladon’s compliance with any Environmental Law in the future. To the Knowledge of Celladon: (i) no current or prior owner of any property leased or controlled by Celladon has received since January 1, 2010 any written notice or other communication relating to property owned or leased at any time by Celladon, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Celladon is not in compliance with or violated any Environmental Law relating to such property and (ii) Celladon has no material liability under any Environmental Law.

3.13 Insurance.

(a) Celladon made available to Eiger accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Celladon. Each of such insurance policies is in full force and effect and Celladon is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2010, Celladon has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Celladon. All information provided to insurance carriers (in applications and otherwise) on behalf of Celladon is accurate and complete. Celladon has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Celladon, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Celladon of its intent to do so.

(b) Celladon has made available to Eiger accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Celladon as of the date of this Agreement (the “Existing Celladon D&O Policies”). Part 3.13(b) of the Celladon Disclosure Schedule accurately sets forth the most recent annual premiums paid by Celladon with respect to the Existing Celladon D&O Policies.

3.14 Transactions with Affiliates. Except as set forth in the Celladon SEC Documents filed prior to the date of this Agreement, since the date of Celladon’s last proxy statement filed in 2015 with the SEC, no event has occurred that would be required to be reported by Celladon pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.14 of the Celladon Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Celladon as of the date of this Agreement.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.15 of the Celladon Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Celladon, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Celladon or any Celladon Associate (in his or her capacity as such) or any of the material assets owned or used by Celladon; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Celladon, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.15 of the Celladon Disclosure Schedule, Celladon has provided Eiger or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Celladon has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Celladon or any of the assets owned or used by Celladon is subject. To the Knowledge of Celladon, no officer or other Key Employee of Celladon is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Celladon or to any material assets owned or used by Celladon.

3.16 Authority; Binding Nature of Agreement. Each of Celladon and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Celladon and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Celladon Common Stock and directed that this Agreement and the issuance of shares of Celladon Common Stock in the Merger be submitted for consideration by Celladon’s stockholders at the Celladon Stockholders’ Meeting. This Agreement has been duly executed and delivered by Celladon and Merger Sub and, assuming the due authorization, execution and delivery by Eiger, constitutes the legal, valid and binding obligation of Celladon or Merger Sub (as applicable), enforceable against each of Celladon and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Celladon Stockholder Support Agreements, the Board of Directors of Celladon approved the Celladon Stockholder Support Agreements and the transactions contemplated thereby.

3.17 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Celladon and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Celladon Stockholder Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Celladon Stockholder Support Agreements or any of the other Contemplated Transactions.

3.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Celladon Common Stock is the only vote of the holders of any class or series of Celladon’s capital stock necessary to approve the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split (the “Required Celladon Stockholder Vote”).

3.19 Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Celladon Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Celladon or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Celladon or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Celladon or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Celladon or any of the assets owned or used by Celladon is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Celladon or that otherwise relates to the business of Celladon or to any of the assets owned or used by Celladon;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Celladon Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Celladon Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Celladon Contract; (iii) accelerate the maturity or performance of any Celladon Contract; or (iv) cancel, terminate or modify any term of any Celladon Contract; except, in the case of any Celladon Material Contract, any non-material breach, default, penalty or modification and in the case of all other Celladon Contracts, any breach, default, penalty or modification that would not result in a Celladon Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Celladon (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Celladon); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Celladon to any Person.

Except (i) for any Consent set forth on Part 3.19 of the Celladon Disclosure Schedule under any Celladon Contract, (ii) the approval of the Merger and the issuance of shares of Celladon Common Stock in the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of an amendment to Celladon’s certificate of incorporation to effect the Reverse Split, (v) any required filings under the HSR Act, any foreign antitrust Legal Requirement and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Celladon was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.20 Bank Accounts; Deposits.

(a) Part 3.20(a) of the Celladon Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Celladon at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of October 31, 2015 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Celladon (including those accounts receivable reflected on the Celladon Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Celladon Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Celladon arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Celladon Unaudited Interim Balance Sheet. All deposits of Celladon (including those set forth on the Celladon Unaudited Interim Balance Sheet) which are individually more than $25,000 or more than $50,000 in the aggregate are fully refundable to Celladon.

3.21 No Financial Advisor. Except as set forth on Part 3.21 of the Celladon Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Celladon.

3.22 Valid Issuance. The Celladon Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.23 Code of Ethics. Celladon has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Celladon has promptly disclosed any change in or waiver of Celladon’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Celladon, there have been no violations of provisions of Celladon’s code of ethics by any such persons.

3.24 Title to Assets. Celladon owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it.

3.25 Real Property; Leasehold. Celladon does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.25 of the Celladon Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

Section 4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Celladon Material Contract or Eiger Material Contract, as applicable, or sent to a Party by any party to any Celladon Material Contract or Eiger Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Celladon Material Contract or Eiger Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information.

4.2 Operation of Celladon’s Business.

(a) Except as set forth on Part 4.2(a) of the Celladon Disclosure Schedule, during the Pre-Closing Period: (i) Celladon shall conduct its business and operations: (A) in the Ordinary Course of Business but, as reasonably deemed appropriate and with the prior written consent of Eiger (which shall not be unreasonably withheld, conditioned or delayed), with a view towards potentially winding down its historical clinical development programs and related operations; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Celladon Material Contracts; (ii) Celladon shall continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) Celladon shall promptly notify Eiger of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Celladon that is commenced, or, to the Knowledge of Celladon, threatened against, Celladon after the date of the Merger Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Celladon Disclosure Schedule.

(b) During the Pre-Closing Period, Celladon shall promptly notify Eiger in writing, by delivering an updated Celladon Disclosure Schedule, of: (i) the discovery by Celladon of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Celladon in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Celladon in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Celladon; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Celladon shall promptly advise Eiger in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Celladon or, to the Knowledge of Celladon, any director, officer or Key Employee of Celladon. No notification given to Eiger pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Celladon or any of its Subsidiaries contained in this Agreement or the Celladon Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of Eiger’s Business.

(a) Except as set forth on Part 4.3(a) of the Eiger Disclosure Schedule, during the Pre-Closing Period: (i) each of Eiger and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices and with respect to recently acquired assets currently part of the business of Eiger, consistent with customary practice for the manufacture and development of such assets; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Eiger Material Contracts; and (ii) each of Eiger and its Subsidiaries shall use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Eiger or its Subsidiaries; (iii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iv) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (v) promptly notify Celladon of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Eiger or any of its Subsidiaries that is commenced, or, to the Knowledge of Eiger, threatened against, Eiger or any of its Subsidiaries; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Eiger Disclosure Schedule.

(b) During the Pre-Closing Period, Eiger shall promptly notify Celladon in writing, by delivery of an updated Eiger Disclosure Schedule, of: (i) the discovery by Eiger of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Eiger in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Eiger in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Eiger; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Eiger shall promptly advise Celladon in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Eiger or any of its Subsidiaries or, to the Knowledge of Eiger, any director, officer or Key Employee of Eiger or any of its Subsidiaries. No notification given to Celladon pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Eiger contained in this Agreement or the Eiger Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Celladon Disclosure Schedule, or (iii) with the prior written consent of Eiger, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Celladon shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Celladon Common Stock from terminated employees of Celladon);

(ii) except for contractual commitments in place at the time of this Agreement as listed in Part 4.4(a)(ii) of the Celladon Disclosure Schedule, sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for shares of Celladon Common Stock issued upon the valid exercise of Celladon Options or Celladon Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Celladon, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; other than in the Ordinary Course of Business, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(vi) adopt, establish or enter into any Celladon Employee Plan; cause or permit any Celladon Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Eiger; other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; or increase the severance or change of control benefits offered to any current or new service providers, provided, that Celladon may pay those severance and retention payments owed under existing Celladon Employee Plans scheduled on Part 3.11(m) of the Celladon Disclosure Schedule to its current or former employees in connection with their termination of employment;

(vii) enter into any material transaction outside the Ordinary Course of Business, except any transactions with a view towards potentially winding down Celladon’s historical clinical development programs and related operations as reasonably deemed appropriate by Celladon and with the prior written consent of Eiger (which shall not be unreasonably withheld, conditioned or delayed);

(viii) acquire any material asset, except in the Ordinary Course of Business consistent with past practices;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into any Celladon Material Contract;

(xi) materially change pricing or royalties or other payments set or charged by Celladon to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Celladon; or as of the date of this Agreement, materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Celladon; or

(xii) agree, resolve or commit to do any of the foregoing.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.4(b) of the Eiger Disclosure Schedule, or (iii) with the prior written consent of Celladon, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Eiger shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Eiger Common Stock from terminated employees of Eiger);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Eiger, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security (except for shares of Eiger Common Stock issued upon the valid exercise of Eiger Options or Eiger Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; other than in the Ordinary Course of Business, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $5,000;

(vi) other than in the Ordinary Course of Business, and in observance of common practice for a similarly situated company: (A) adopt, establish or enter into any Eiger Employee Plan; (B) cause or permit any Eiger Employee Plan to be amended other than as required by law; or (C) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease other otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Eiger Material Contract other than in the Ordinary Course of Business with respect to the business as currently being conducted; provided such amendment or termination shall not include winding down any of Eiger’s current clinical development programs and related operations;

(xi) materially change pricing or royalties or other payments set or charged by Eiger or any Eiger Subsidiary to its customers or licensees; or agree to materially increase pricing or royalties or other payments to an existing licensor of Intellectual Property for no additional consideration to Eiger; or

(xii) agree, resolve or commit to do any of the foregoing.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party); provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by a Party’s stockholders (i.e., the Required Eiger Stockholder Vote, in the instance of Eiger, or the Required Celladon Stockholder Vote, in the instance of Celladon), such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least five (5) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and cause the destruction or return of any nonpublic information provided to such Person.

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and Celladon shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus. Celladon covenants and agrees that the Proxy Statement/Prospectus/Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement/Prospectus/Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Celladon, at the time of the Celladon Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Celladon makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Eiger specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Celladon’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Eiger occurs, or if Eiger becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement, then Eiger shall promptly inform Celladon thereof and shall cooperate fully with Celladon in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Celladon’s stockholders.

(b) Prior to the Effective Time, Celladon shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Celladon Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Eiger Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Eiger Stockholder Written Consent; provided, however, that Celladon shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c) Eiger shall reasonably cooperate with Celladon and provide, and require its Representatives, advisors, accountants and attorneys to provide, Celladon and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Eiger that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Eiger to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Eiger will use commercially reasonable efforts to cause to be delivered to Celladon a letter of Eiger’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Celladon), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2 Eiger Stockholder Written Consent.

(a) Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Eiger shall obtain the approval by written consent from certain of those Eiger stockholders sufficient for the Required Eiger Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL for purposes of (i) adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, including the Preferred Stock Conversion, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall Eiger assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement.

(b) Eiger agrees that, subject to Section 5.2(c): (i) Eiger’s Board of Directors shall recommend that Eiger’s stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of Eiger’s Board of Directors that Eiger’s stockholders vote to adopt and approve this Agreement being referred to as the “Eiger Board Recommendation”); and (ii) the Eiger Board Recommendation shall not be withdrawn or modified in a manner adverse to Celladon, and no resolution by the Board of Directors of Eiger or any committee thereof to withdraw or modify the Eiger Board Recommendation in a manner adverse to Celladon shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Eiger Stockholder Vote, Eiger’s Board of Directors may withhold, amend, withdraw or modify the Eiger Board Recommendation in a manner adverse to Celladon if, but only if, Eiger’s Board of Directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that Celladon receives written notice from Eiger confirming that Eiger’s Board of Directors has determined to change its recommendation at least five (5) Business Days in advance of the Eiger Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Celladon.

(d) Eiger’s obligation to solicit the consent of its stockholders to sign the Eiger Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Eiger Board Recommendation.

5.3 Celladon Stockholders’ Meeting.

(a) Celladon shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Celladon Common Stock to vote on the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split (such meeting, the “Celladon Stockholders’ Meeting”). The Celladon Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Celladon shall take reasonable measures to ensure that all proxies solicited in connection with the Celladon Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Celladon agrees that, subject to Section 5.3(c): (i) Celladon’s Board of Directors shall recommend that the holders of Celladon Common Stock vote to approve the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement/Prospectus/Information Statement shall include a statement to the effect that the Board of Directors of Celladon recommends that Celladon’s stockholders vote to approve the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split (the recommendation of Celladon’s Board of Directors that Celladon’s stockholders vote to approve the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split being referred to as the “Celladon Board Recommendation”); and (iii) the Celladon Board Recommendation shall not be withdrawn or modified in a manner adverse to Eiger, and no resolution by the Board of Directors of Celladon or any committee thereof to withdraw or modify the Celladon Board Recommendation in a manner adverse to Eiger shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Celladon Common Stock in the Merger by the stockholders of Celladon by the Required Celladon Stockholder Vote, Celladon’s Board of Directors may withhold, amend, withdraw or modify the Celladon Board Recommendation in a manner adverse to Eiger or recommend any Acquisition Transaction (collectively a “Celladon Board Adverse Recommendation Change”) if, but only if, Celladon’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that Eiger receives written notice from Celladon confirming that Celladon’s Board of Directors intends to change its recommendation at least five (5) Business Days in advance of the Celladon Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Eiger. Such notice shall describe in reasonable details the reasons for such intention and if such reasons are related to a Superior Offer, then also specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto).

(d) Celladon’s obligation to call, give notice of and hold the Celladon Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Celladon Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Celladon or its Board of Directors from (i) taking and disclosing to the stockholders of Celladon a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the stockholders of Celladon if the Celladon Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Celladon under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the stockholders of Celladon pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Celladon Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Celladon’s Board of Directors reaffirms the Celladon Board Recommendation in such disclosure or public statement or within seven (7) Business Days of such disclosure or public statement; (B) in the case of clause “(iii),” any such disclosure or public statement shall be deemed to be a Celladon Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Celladon’s Board of Directors reaffirms the Celladon Board Recommendation in such disclosure or public statement or within seventeen (17) Business Days of such disclosure or public statement; and (C) Celladon shall not affect a Celladon Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Eiger and Celladon shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Eiger Options and Warrants.

(a) Subject to Section 5.5(c), at the Effective Time, each Eiger Option that is outstanding and unexercised immediately prior to the Effective Time under the 2009 Plan, whether or not vested, shall be converted into and become an option to purchase Celladon Common Stock, and Celladon shall assume the 2009 Plan and each such Eiger Option in accordance with the terms (as in effect as of the date of this Agreement) of the 2009 Plan and the terms of the stock option agreement by which such Eiger Option is evidenced. All rights with respect to Eiger Common Stock under Eiger Options assumed by Celladon shall thereupon be converted into rights with respect to Celladon Common Stock. Accordingly, from and after the Effective Time: (i) each Eiger Option assumed by Celladon may be exercised solely for shares of Celladon Common Stock; (ii) the number of shares of Celladon Common Stock subject to each Eiger Option assumed by Celladon shall be determined by multiplying (A) the number of shares of Eiger Common Stock that were subject to such Eiger Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Celladon Common Stock; (iii) the per share exercise price for the Celladon Common Stock issuable upon exercise of each Eiger Option assumed by Celladon shall be determined by dividing (A) the per share exercise price of Eiger Common Stock subject to such Eiger Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Eiger Option assumed by Celladon shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Eiger Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of an Eiger Option, such Eiger Option assumed by Celladon in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Celladon Common Stock subsequent to the Effective Time; and (B) Celladon’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Eiger’s Board of Directors or any committee thereof with respect to each Eiger Option assumed by Celladon. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Eiger Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Celladon Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an Eiger Option shall not constitute a “modification” of such Eiger Option for purposes of Section 409A or Section 424 of the Code.

(b) Celladon shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by Celladon, relating to the shares of Celladon Common Stock issuable with respect to Eiger Options assumed by Celladon in accordance with Section 5.5(a).

(c) Subject to Section 5.5(d), at the Effective Time, each Eiger Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Eiger Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase Celladon Common Stock and Celladon shall assume each such Eiger Warrant in accordance with its terms. All rights with respect to Eiger Common Stock or Eiger Preferred Stock under Eiger Warrants assumed by Celladon shall thereupon be converted into rights with respect to Celladon Common Stock. Accordingly, from and after the Effective Time: (i) each Eiger Warrant assumed by Celladon may be exercised solely for shares of Celladon Common Stock; (ii) the number of shares of Celladon Common Stock subject to each Eiger Warrant assumed by Celladon shall be determined by multiplying (A) the number of shares of Eiger Common Stock, or the number of shares of Eiger Common Stock issuable upon conversion of the shares of Eiger Preferred Stock issuable upon exercise of the Eiger Warrant, as applicable, that were subject to such Eiger Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Celladon Common Stock; (iii) the per share exercise price for the Celladon Common Stock issuable upon exercise of each Eiger Warrant assumed by Celladon shall be determined by dividing the per share exercise price of Eiger Common Stock or Eiger Preferred Stock subject to such Eiger Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Eiger Warrant assumed by Celladon shall continue in full force and effect and the term and other provisions of such Eiger Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, Eiger shall take all actions that may be necessary (under the Eiger Stock Option Plans, the Eiger Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Eiger Options and Eiger Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Employee Benefits. Celladon and Eiger shall cause Celladon to comply with terms of any employment, severance, retention, change of control, or similar agreement specified on Part 3.11(c) of the Celladon Disclosure Schedule as being applicable to this Section 5.6, subject to the provisions of such agreements.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Celladon and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Celladon or Eiger (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Celladon or Eiger, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Celladon and the Surviving Corporation, jointly and severally, upon receipt by Celladon or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Certificate of Incorporation and Bylaws of each of Celladon and the Surviving Corporation shall contain, and Celladon shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Celladon and Eiger than are presently set forth in the Certificate of Incorporation and Bylaws of Celladon and Eiger, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Celladon or Eiger.

(c) Celladon shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Celladon (provided that Celladon may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable).

(d) Celladon shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Celladon and Eiger by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Celladon or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Celladon or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Celladon shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Eiger and Celladon may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Eiger or Celladon in compliance with this Section 5.9.

5.10 Listing. Celladon shall use its commercially reasonable efforts: (i) maintain its existing listing on the NASDAQ Global Market and to obtain approval of the listing of the combined company on the NASDAQ Global Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of NASDAQ, to (x) prepare and submit to NASDAQ a notification form for the listing of the shares of Celladon Common Stock to be issued in the Merger and (y) to cause such shares to be approved for listing (subject to notice of issuance); and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing for the Celladon Common Stock on NASDAQ (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Eiger will cooperate with Celladon as reasonably requested by Celladon with respect to the Nasdaq Listing Application and promptly furnish to Celladon all information concerning Eiger and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11 Tax Matters.

(a) Celladon, Merger Sub and Eiger shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.12 Legends. Celladon shall be entitled to place appropriate legends on the certificates evidencing any shares of Celladon Common Stock to be received in the Merger by equityholders of Eiger who may be considered “affiliates” of Celladon for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Celladon Common Stock.

5.13 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.14 Directors and Officers. Celladon and Eiger shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Celladon or Eiger who is not continuing as an officer or director of Celladon or the Surviving Corporation, as applicable, following the Effective Time. All of the directors of Celladon shall resign at or prior to and effective as of the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the Board of Directors of Celladon shall (i) elect seven (7) designees selected by Eiger (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Board of Directors of Celladon, as well as the sophistication and independence requirements for the required committees of the Board of Directors of Celladon, pursuant to NASDAQ’s listing standards), each to serve as a member of the Board of Directors of Celladon in staggered classes to be agreed upon by the Parties prior to the Closing Date, (ii) appoint each of the individuals set forth on Part 5.14(a) of the Eiger Disclosure Schedule as officers of Celladon and (iii) appoint each of the directors set forth on Part 5.14(b) of the Eiger Disclosure Schedule to the committees of the Board of Directors of Celladon set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Board of Directors of Celladon pursuant to NASDAQ’s listing standards).

5.15 Section 16 Matters. Prior to the Effective Time, Celladon shall take all such steps as may be required to cause any acquisitions of Celladon Common Stock and any options to purchase Celladon Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Celladon, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Reverse Split. Celladon shall submit to the holders of Celladon Common Stock at the Celladon Stockholders’ Meeting a proposal to approve and adopt an amendment to the Celladon Certificate of Incorporation to authorize the Board of Directors of Celladon to effect a reverse stock split of all outstanding shares of Celladon Common Stock at a reverse stock split ratio in the range mutually agreed to by Celladon and Eiger (the “Reverse Split”).

5.17 Preferred Stock. Eiger shall take all action required to effect the conversion of Eiger Preferred Stock into Eiger Common Stock prior to the Closing Date.

5.18 Termination of Certain Agreements and Rights. Eiger shall use its commercially reasonable efforts to terminate at or prior to the Effective Time, those agreements set forth on Schedule C (collectively, the “Investor Agreements”).

5.19 Allocation Certificate. Eiger will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Eiger in a form reasonably acceptable to Celladon which sets forth a true and complete list of the holders of shares of Eiger Common Stock, Eiger Options and Eiger Warrants as of immediately prior to the Effective Time (including with an assumed consummation of the Eiger Pre-Closing Financing) and the number of shares of Eiger Common Stock owned and/or underlying the Eiger Options or Eiger Warrants held by such holders (the “Allocation Certificate”).

5.20 Disclosure of Liabilities. For purposes of the computation of Net Cash pursuant to Section 1.6, on or prior to the Determination Date, Celladon shall provide Eiger with a list of all Liabilities of Celladon as of the Determination Date which are individually in excess of $25,000 or in excess of $100,000 in the aggregate, that had not previously been disclosed to Eiger in the Celladon Disclosure Schedules.

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Eiger Stockholder Vote, and the Merger, the issuance of the Celladon Common Stock in the Merger and the Reverse Split shall have been duly approved by the Required Celladon Stockholder Vote.

6.4 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Celladon, Merger Sub and/or Eiger, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Eiger, on the one hand, nor Celladon or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Celladon, Merger Sub or Eiger any damages or other relief that may be material to Celladon or Eiger; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the Stock of Celladon; (d) that would materially and adversely affect the right or ability of Celladon or Eiger to own the assets or operate the business of Celladon or Eiger; or (e) seeking to compel Eiger or Celladon (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.6 Listing. The existing shares of Celladon Common Stock shall have been continually listed on the NASDAQ Global Market as of and from the date of this Agreement through the Closing Date, and the shares of Celladon Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Global Market as of the Effective Time.

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CELLADON AND MERGER SUB

The obligations of Celladon and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Celladon, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Eiger contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Eiger Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Eiger Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Eiger is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Eiger in all material respects.

7.3 Agreements and Other Documents. Celladon shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Eiger confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6, 7.7, 7.8 and 7.9 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of Eiger in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Eiger authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Eiger hereunder;

(c) written resignations in forms satisfactory to Celladon, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Eiger who will not be officers or directors of the Surviving Corporation pursuant to Section 5.14 hereof; and

(d) the Allocation Certificate.

7.4 Eiger Pre-Closing Financing. The Eiger Pre-Closing Financing shall have been consummated and Eiger shall have received the proceeds of the Eiger Pre-Closing Financing on the terms and conditions set forth in the Subscription Agreement.

7.5 FIRPTA Certificate. Celladon shall have received from Eiger a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Celladon along with written authorization for Celladon to deliver such notice form to the Internal Revenue Service on behalf of Eiger upon the Closing.

7.6 No Eiger Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Eiger Material Adverse Effect that is continuing.

7.7 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.8 Debt Conversion. Eiger shall have effected a conversion of all of its outstanding convertible indebtedness.

7.9 Preferred Stock Conversion. Eiger shall have effected a conversion of all shares of Eiger Preferred Stock into shares of Eiger Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF EIGER

The obligations of Eiger to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Eiger, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Celladon and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Celladon Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Celladon Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that either Celladon or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Documents. Eiger shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Celladon confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.5, 8.6 and 8.7 have been duly satisfied;

(b) certificates of good standing of each of Celladon and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Celladon and Merger Sub hereunder;

(c) written resignations in forms satisfactory to Eiger, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Celladon who are not to continue as officers or directors of Celladon pursuant to Section 5.14 hereof; and

(d) a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of Celladon setting forth the number of Celladon Outstanding Shares and each component thereof (broken down by outstanding shares, options and other securities).

8.4 Board of Directors. Celladon shall have caused the Board of Directors of Celladon to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

8.5 No Celladon Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Celladon Material Adverse Effect that is continuing.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Celladon shall have failed to provide, with respect to any Celladon SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Net Cash Threshold. The Celladon Net Cash shall be greater than or equal to $24,000,000.

Section 9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Eiger’s stockholders and whether before or after approval of the Merger and issuance of Celladon Common Stock in the Merger by Celladon’s stockholders, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Celladon and Eiger;

(b) by either Celladon or Eiger if the Merger shall not have been consummated by March 31, 2016 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Eiger, on the one hand, or to Celladon and Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event the waiting period under the HSR Act has not expired or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either Eiger or Celladon shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Celladon or Eiger if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Celladon if the Required Eiger Stockholder Vote shall not have been obtained within two (2) Business Days of the Form S-4 Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Eiger Stockholder Vote has been obtained, Celladon may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Celladon or Eiger if (i) the Celladon Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Celladon’s stockholders shall have taken a final vote on the Merger and the issuance of shares of Celladon Common Stock in the Merger and (ii) the Merger and the issuance of Celladon Common Stock in the Merger shall not have been approved at the Celladon Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Celladon Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Celladon where the failure to obtain the Required Celladon Stockholder Vote shall have been caused by the action or failure to act of Celladon and such action or failure to act constitutes a material breach by Celladon of this Agreement;

(f) by Eiger (at any time prior to the approval of the Merger and the issuance of Celladon Common Stock in the Merger by the Required Celladon Stockholder Vote) if a Celladon Triggering Event shall have occurred;

(g) by Celladon (at any time prior to the approval of the Merger by the Required Eiger Stockholder Vote) if an Eiger Triggering Event shall have occurred;

(h) by Eiger, upon a breach of any representation, warranty, covenant or agreement on the part of Celladon or Merger Sub set forth in this Agreement, or if any representation or warranty of Celladon or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Celladon’s or Merger Sub’s representations and warranties or breach by Celladon or Merger Sub is curable by Celladon or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Celladon or Merger Sub to Eiger of such breach or inaccuracy and (ii) Celladon or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Celladon or Merger Sub is cured prior to such termination becoming effective);

(i) by Celladon, upon a breach of any representation, warranty, covenant or agreement on the part of Eiger set forth in this Agreement, or if any representation or warranty of Eiger shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Eiger’s representations and warranties or breach by Eiger is curable by Eiger then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Eiger to Celladon of such breach or inaccuracy and (ii) Eiger ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by Eiger is cured prior to such termination becoming effective);

(j) by Celladon, at any time, if (i) all conditions in Sections 6 and 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Celladon irrevocably confirms by written notice to Eiger that (A) each of the conditions in Section 7, other than the condition set forth in Section 7.4, has been satisfied or that Celladon is willing to waive any such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.4 (i.e., consummation of the Eiger Pre-Closing Financing); provided, that this Agreement shall not terminate pursuant to this Section 9.1(j) unless the condition set forth in Section 7.4 has not been satisfied within five (5) calendar days after delivery of the written notice from Celladon to Eiger pursuant to clause (ii) of this Section 9.1(j); or

(k) by Celladon, at any time prior to the approval of the issuance of Celladon Common Stock in the Merger by the stockholders of Celladon by the Required Celladon Stockholder Vote and following compliance with all of the requirements set forth in the proviso to this Section 9.1(k), upon Celladon entering into a definitive agreement that provides for the consummation of a transaction that satisfies the requirements of clause (b) of the definition of a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Celladon shall not enter into any Permitted Alternative Agreement unless: (i) Eiger shall have received written notice from Celladon of Celladon’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such definitive agreement and all related agreements, (ii) Celladon shall have complied with its obligations under Section 4.5, (iii) the Celladon Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that (1) the subject transaction of such Permitted Alternative Agreement satisfies the requirements of clause (b) of the definition of a Superior Offer and (2) the failure to enter into such Permitted Alternative Agreement would result in a breach of its fiduciary duties under applicable Legal Requirements, (iv) Celladon shall concurrently pay to Eiger the Eiger Termination Fee in accordance with Section 9.3(b)(i), and (v) a copy of such Permitted Alternative Agreement and all related agreements, exhibits, schedules and other documents shall have been delivered to Eiger.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Celladon and Eiger shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the transactions contemplated hereby; and provided, further, that Celladon and Eiger shall also share equally all fees and expenses incurred in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b) (i) If (x) this Agreement is terminated by Celladon or Eiger pursuant to Section 9.1(e) or (f), (y) at any time before the Celladon Stockholders’ Meeting an Acquisition Proposal with respect to Celladon shall have been publicly announced, disclosed or otherwise communicated to Celladon’s Board of Directors and (z) in the event this Agreement is terminated pursuant Section 9.1(e), within twelve (12) months after the date of such termination, Celladon enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Celladon shall pay to Eiger, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,000,000 (the “Eiger Termination Fee”), in addition to any amount payable to Eiger pursuant to Sections 9.3(c) or 9.3(e);

(ii) If (x) this Agreement is terminated by Celladon pursuant to Section 9.1(d) or (g), (y) at any time before obtaining the Required Eiger Stockholder Vote an Acquisition Proposal with respect to Eiger shall have been publicly announced, disclosed or otherwise communicated to Eiger’s Board of Directors, and (z) in the event this Agreement is terminated pursuant Section 9.1(d), within 12 months after the date of such termination, Eiger enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Eiger shall pay to Celladon, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,000,000 (the “Celladon Termination Fee”), in addition to any amount payable to Celladon pursuant to Sections 9.3(d) or 9.3(e);

(iii) If this Agreement is terminated by Celladon pursuant to Section 9.1(j), then Eiger shall pay to Celladon, within ten (10) Business Days after termination, the Celladon Termination Fee, in addition to any amount payable to Celladon pursuant to Sections 9.3(d) or 9.3(e); or

(iv) If this Agreement is terminated by Celladon pursuant to Section 9.1(k), then Celladon shall pay to Eiger, concurrent with such termination, the Eiger Termination Fee, in addition to any amount payable to Eiger pursuant to Sections 9.3(d) or 9.3(e).

(c) (i) If this Agreement is terminated by Eiger pursuant to Sections 9.1(e), (f) or (h), or (ii) if this Agreement is terminated by Celladon pursuant to Section 9.1(e) or (k), or (iii) in the event of a failure of Eiger to consummate the transactions to be consummated at the Closing solely as a result of a Celladon Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to Celladon’s obligation to close set forth in Sections 6 and 7 of this Agreement have been satisfied by Eiger, are capable of being satisfied by Eiger or have been waived by Celladon), then Celladon shall reimburse Eiger for all reasonable fees and expenses incurred by Eiger in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby (such expenses, including (x) and (y) above, collectively, the “Third Party Expenses”), up to a maximum of $1,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Eiger submits to Celladon true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Eiger except for reasonably documented out-of-pocket expenses otherwise reimbursable by Eiger to such financial advisor pursuant to the terms of Eiger’s engagement letter or similar arrangement with financial advisor. Notwithstanding the foregoing, if Eiger is entitled to reimbursement for Third Party Expenses and the Eiger Termination Fee, Celladon’s liability shall be capped at an amount equal to the Eiger Termination Fee and in no event shall Celladon be required to pay Eiger any amount in excess of the Eiger Termination Fee in the event of termination of this Agreement.

(d) (i) If this Agreement is terminated by Celladon pursuant to Sections 9.1(d), (g), (i) or (j) or (ii) in the event of a failure of Celladon to consummate the transactions to be consummated at the Closing solely as a result of an Eiger Material Adverse Effect as set forth in Section 7.6 (provided, that at such time all of the other conditions precedent to Eiger’s obligation to close set forth in Sections 6 and 8 of this Agreement have been satisfied by Celladon, are capable of being satisfied by Celladon or have been waived by Eiger), then Eiger shall reimburse Celladon for all Third Party Expenses incurred by Celladon up to a maximum of $1,000,000 (the “Celladon Expense Reimbursement”), by wire transfer of same-day funds within ten (10) Business Days following the date on which Celladon submits to Eiger true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Celladon except for reasonably documented out-of-pocket expenses otherwise reimbursable by Celladon to such financial advisor pursuant to the terms of Celladon’s engagement letter or similar arrangement with financial advisor. Notwithstanding the foregoing, if Celladon is entitled to the Celladon Expense Reimbursement and the Celladon Termination Fee, Eiger’s liability shall be capped at an amount equal to the Celladon Termination Fee and in no event shall Eiger be required to pay Celladon any amount in excess of the Celladon Termination Fee in the event of termination of this Agreement.

(e) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), (c) or (d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f) The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Celladon or Eiger be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Merger and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10.	MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Eiger, Merger Sub and Celladon contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Eiger, Merger Sub and Celladon at any time (whether before or after the adoption and approval of this Agreement by Eiger’s stockholders or before or after the approval of the Merger or issuance of shares of Celladon Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Eiger, Merger Sub and Celladon.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this

Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Celladon or Merger Sub:

Celladon Corporation

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Telephone No.: (858) 350-4355

Attention: Chief Executive Officer

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Telephone: (858) 509-4000

Fax: (858) 509-4010

Attention: Mike Hird

if to Eiger:

Eiger Pharmaceuticals, Inc.

PO Box 430

San Carlos, CA 94070

Telephone No.: (415) 203-0934

Facsimile No.: (650) 849-7400

Attention: Chief Executive Officer

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Telephone No.: (650) 843-5000

Facsimile No.: (650) 849-7400

E-Mail: gsato@cooley.com

Attention: Glen Sato

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CELLADON CORPORATION

By:	/s/ Paul Cleveland
Name:	Paul Cleveland
Title:	President and Chief Executive Officer

CELLADON MERGER SUB, INC.

By:	/s/ Fredrik Wiklund
Name:	Fredrik Wiklund
Title:	President and Chief Executive Officer

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David A. Cory
Name:	David A. Cory
Title:	President and Chief Executive Officer

Schedules:

Schedule A	Persons Executing Eiger Stockholder Support Agreements
Schedule B	Persons Executing Celladon Stockholder Support Agreements
Schedule C	Investor Agreements

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Eiger Stockholder Support Agreement
Exhibit C	Form of Celladon Stockholder Support Agreement
Exhibit D	Subscription Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2009 Plan” shall have the meaning set forth in Section 2.3(b).

“409A Plan” shall have the meaning set forth in Section 3.11(j).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Eiger, on the one hand, or Celladon, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Eiger or any of its Affiliates, on the one hand, or by or on behalf of Celladon or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, in the case of Eiger, the Eiger Pre-Closing Financing shall not be an “Acquisition Transaction;”

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

•	any liquidation or dissolution of a Party.

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Celladon” shall have the meaning set forth in the Preamble.

“Celladon Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Celladon within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Celladon Associate” shall mean any current or former employee, independent contractor, officer or director of Celladon or any Celladon Affiliate.

“Celladon Board of Directors” shall mean the board of directors of Celladon.

“Celladon Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Celladon Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Celladon Common Stock” shall mean the Common Stock, $0.001 par value per share, of Celladon.

“Celladon Contract” shall mean any Contract: (a) to which Celladon or any of its Subsidiaries is a party; (b) by which Celladon or any of its Subsidiaries or any Celladon IP Rights or any other asset of Celladon or any of its Subsidiaries is or may become bound or under which Celladon has, or may become subject to, any obligation; or (c) under which Celladon or any of its Subsidiaries has or may acquire any right or interest.

“Celladon Disclosure Schedule” shall have the meaning set forth in Section 3.

“Celladon Employee Plan” shall have the meaning set forth in Section 3.11(f).

“Celladon IP Rights” shall have the meaning set forth in Section 3.6(b).

“Celladon IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Celladon IP Rights.

“Celladon Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Celladon Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Celladon; or (b) the ability of Celladon to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Celladon Material Adverse Effect: (i) conditions generally affecting the industries in which Celladon participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Celladon; (ii) any failure by Celladon to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Celladon Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Celladon Material Adverse Effect and may be taken into account in determining whether a Celladon Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Eiger Pre-Closing Financing; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Celladon Material Contract” shall have the meaning set forth in Section 3.7.

“Celladon Options” shall mean options or other rights to purchase shares of Celladon Common Stock issued or granted by Celladon.

“Celladon Permits” shall have the meaning set forth in Section 3.9(b).

“Celladon Product Candidates” shall have the meaning set forth in Section 3.9(d).

“Celladon Registered IP” shall mean all Celladon IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Celladon Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“Celladon SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Celladon Stock Plans” shall have the meaning set forth in Section 3.3(b).

“Celladon Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Celladon Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Celladon Termination Fee” shall have the meaning set forth in Section 9.3(b)(ii).

A “Celladon Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Celladon shall have failed to recommend that Celladon’s stockholders vote to approve the Merger, the issuance of Celladon Common Stock in the Merger and the Reverse Split or shall for any reason have withdrawn or shall have modified in a manner adverse to Eiger the Celladon Board Recommendation; (ii) Celladon shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Celladon Board Recommendation; (iii) Celladon shall have failed to hold the Celladon Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for the earlier of sixty (60) days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Celladon shall have approved, endorsed or recommended any Acquisition Proposal; (v) Celladon shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) Celladon or any director, officer or agent of Celladon shall have willfully and intentionally breached the provisions set forth in Section 4.5.

“Celladon Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Celladon included in Celladon’s Report on Form 10-Q filed with the SEC for the period ended September 30, 2015.

“Celladon Warrants” shall have the meaning set forth in Section 3.3(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 16, 2015, between Eiger and Celladon.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.9(a).

“Drug Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eiger” shall have the meaning set forth in the Preamble.

“Eiger Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Eiger within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Eiger Associate” shall mean any current or former employee, independent contractor, officer or director of Eiger or any Eiger Affiliate.

“Eiger Board of Directors” shall mean the board of directors of Eiger.

“Eiger Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Eiger Capital Stock” shall mean the Eiger Common Stock and the Eiger Preferred Stock.

“Eiger Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Eiger.

“Eiger Contract” shall mean any Contract: (a) to which Eiger or any of its Subsidiaries is a Party; (b) by which Eiger or any Eiger Subsidiary or any Eiger IP Rights or any other asset of Eiger or its Subsidiaries is or may become bound or under which Eiger or any Eiger Subsidiary has, or may become subject to, any obligation; or (c) under which Eiger or Eiger Subsidiary has or may acquire any right or interest.

“Eiger Disclosure Schedule” shall have the meaning set forth in Section 2.

“Eiger Employee Plan” shall have the meaning set forth in Section 2.13(e).

“Eiger Financials” shall have the meaning set forth in Section 2.4(a).

“Eiger IP Rights” shall mean all Intellectual Property owned, licensed or controlled by Eiger or any of its Subsidiaries that is necessary or used in the business of Eiger and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Eiger IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Eiger IP Rights.

“Eiger Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Eiger Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations or financial performance of Eiger and its Subsidiaries taken as a whole; or (b) the ability of Eiger to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Eiger Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Eiger relating to the Eiger IP Rights; (ii) any change in the cash position of Eiger which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Eiger and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Eiger and its Subsidiaries taken as a whole; (iv) any failure by Eiger or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute an Eiger Material Adverse Effect and may be taken into account in determining whether an Eiger Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Eiger Pre-Closing Financing; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Eiger Material Contract” shall have the meaning set forth in Section 2.9.

“Eiger Options” shall mean options or other rights to purchase shares of Eiger Common Stock issued or granted by Eiger.

“Eiger Permits” shall have the meaning set forth in Section 2.11(b).

“Eiger Pre-Closing Financing” means an acquisition of Eiger Common Stock to be consummated prior to the Closing pursuant to the Subscription Agreement with aggregate gross cash proceeds to Eiger of at least $30,000,000 (not including any conversion of promissory notes in connection therewith).

“Eiger Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“Eiger Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Eiger Registered IP” shall mean all Eiger IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Eiger Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Eiger Stock Certificate” shall have the meaning set forth in Section 1.7.

“Eiger Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Eiger Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Eiger Termination Fee” shall have the meaning set forth in Section 9.3(b)(i).

An “Eiger Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Eiger shall have failed to recommend that Eiger’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Celladon the Eiger Board Recommendation; (ii) Eiger shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Eiger Board Recommendation; (iii) the Board of Directors of Eiger shall have approved, endorsed or recommended any Acquisition Proposal; (iv) Eiger shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Eiger or any director, officer or agent of Eiger shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

“Eiger Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Eiger and its consolidated Subsidiaries as of September 30, 2015, provided to Celladon prior to the date of this Agreement.

“Eiger Warrants” shall have the meaning set forth in Section 2.3(c).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient obtained by dividing the Eiger Merger Shares by the Eiger Outstanding Shares, where:

•

“Aggregate Value” means the sum of (i) $81,750,000 plus (ii) the aggregate gross cash proceeds received by Eiger from the Eiger Pre-Closing Financing (including a conversion of promissory notes of up to $6,000,000 in principal amount issued in connection therewith).

•	“Celladon Allocation Percentage” means the quotient determined by dividing: $26,750,000 by the Aggregate Value.

•

“Celladon Outstanding Shares” means, subject to Section 1.5(f), the total number of shares of Celladon Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Celladon Common Stock basis, but assuming, without limitation, (i) with respect to Celladon Options, the cashless exercise solely of those Celladon Options outstanding as of immediately prior to the Effective Time that are in-the-money (and otherwise disregarding the Celladon Options), (ii) the cashless exercise of all Celladon Warrants outstanding as of immediately prior to the Effective Time; and (iii) the issuance of shares of Celladon Capital Stock in respect of all other options, warrants or rights to receive such shares (assuming cashless exercise in the case of options, warrants and other similar rights), whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Merger.

•	“Eiger Allocation Percentage” means the quotient determined by dividing (i) the sum of the Aggregate Value minus $26,750,000 by (ii) the Aggregate Value.

•	“Eiger Merger Shares” means the product determined by multiplying the Post-Closing Celladon Shares by the Eiger Allocation Percentage.

•

“Eiger Outstanding Shares” means the total number of shares of Eiger Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Eiger Common Stock basis and assuming, without limitation, (i) the exercise of all Eiger Options and Eiger Warrants outstanding as of immediately prior to the Effective Time, (ii) the consummation of the Eiger Pre-Closing Financing, (iii) the conversion of all of Eiger’s outstanding convertible indebtedness (including a conversion of promissory notes of up to $6,000,000 in principal amount issued in connection with the Eiger Pre-Closing Financing) and (iv) the issuance of shares of Eiger Capital Stock in respect of all other options, warrants or rights to receive such shares, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Eiger Pre-Closing Financing or the Merger.

•	“Post-Closing Celladon Shares” mean the quotient determined by dividing the Celladon Outstanding Shares by the Celladon Allocation Percentage.

“Existing Eiger D&O Policies” shall have the meaning set forth in Section 2.15(b).

“Existing Celladon D&O Policies” shall have the meaning set forth in Section 3.13(b).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Celladon registering the public offering and sale of Celladon Common Stock to some or all holders of Eiger Common Stock in the Merger, including all shares of Celladon Common Stock to be issued in exchange for all other shares of Eiger Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

“Grant Date” shall have the meaning set forth in Section 2.13(f).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.18.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Eiger or Celladon, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Merger” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.10.

“Net Cash” shall mean (a) the sum of Celladon’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Celladon), in each case as of the close of business on the last Business Day prior to the date of determination, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Celladon’s Audited Financial Statements and Unaudited Interim Balance Sheet, minus (b) the sum of Celladon’s accounts payable and accrued expenses (other than accrued expenses listed below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Celladon’s Audited Financial Statements and Unaudited Interim Balance Sheet, minus (c) the cash cost of any unpaid change of control payments or severance payments that are or become due to any current or former employee of Celladon, minus (d) the cash cost of any accrued and unpaid retention payments due to any employee of Celladon as of the Closing Date, minus (e) any remaining unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Celladon or any of its Subsidiaries is liable incurred by Celladon or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (f) any bona fide current liabilities payable in cash, in each case to the extent not cancelled at or prior to the Determination Date, minus (g) any unpaid amounts payable by Celladon in satisfaction of its obligations under Section 5.7(c) for the period after the Closing, minus (h) any fees and expenses payable by Celladon pursuant to Section 1.6(e), minus (i) the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any Legal Proceeding against Celladon or Merger Sub (including the Legal Proceedings set forth on Part 3.15 of the Celladon Disclosure Schedule), minus (j) the net cash obligation of Celladon (i.e., remaining contractual payments owed less contractual receipts expected) with respect to its leased premises at 12760 High Bluff Drive in San Diego plus (k) the amount of any reimbursement owed to Celladon pursuant to Section 9.3(a).

“Net Cash Calculation” shall have the meaning set forth in Section 1.6(a).

“Net Cash Schedule” shall have the meaning set forth in Section 1.6(a).

“Ordinary Course of Business” shall mean, in the case of each of Eiger and Celladon and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that the Ordinary Course of Business for Celladon shall also include activities in connection with potentially winding down of all its historical clinical development programs and related operations.

“Party” or “Parties” shall mean Eiger, Merger Sub and Celladon.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Preferred Stock Conversion” shall have the meaning set forth in Section 7.9.

“Proxy Statement/Prospectus/ Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Eiger’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Eiger Stockholder Written Consent) and to Celladon’s stockholders in connection with the Celladon Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Eiger Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Celladon Stockholder Vote” shall have the meaning set forth in Section 3.18.

“Reverse Split” shall have the meaning set forth in Section 5.16.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” shall mean each stockholder of Eiger, and “Shareholders” shall mean all stockholders of Eiger, in each case as determined immediately prior to the Effective Time.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit D, among Eiger and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Eiger Common Stock set forth therein in connection with the Eiger Pre-Closing Financing.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than fifty percent (50%) of the voting power of the outstanding securities of a Party or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the income-generating assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean a bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses “(i)” and “(ii)”): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 4.5); and (b) is on terms and conditions that the Board of Directors of Celladon or Eiger, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to Celladon’s stockholders or Eiger’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall have the meaning set forth in Section 9.3(c).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.